UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2008

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1075 Opakapaka Street Kapolei, Hawaii	96707
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Supply Agreement with Jiangxi Kinko Energy Co., Ltd.

On July 24, 2008, Hoku Materials, Inc., or Hoku Materials, a wholly owned subsidiary of Hoku Scientific, Inc., entered into a supply agreement with Jiangxi Kinko Energy Co., Ltd., or Kinko, for the sale and delivery of polysilicon to Kinko over a ten-year period beginning in December 2009, or the Supply Agreement. Under the Supply Agreement, up to approximately $298 million may be payable to Hoku Materials during the ten-year period, subject to the acceptance of product deliveries and other conditions. The Supply Agreement provides for the delivery of predetermined volumes of polysilicon by Hoku Materials and purchase of these volumes by Kinko each month and each year at set prices from the date of the first shipment in 2009, for a continuous period of ten years.

Under the Supply Agreement, Kinko is required to pay Hoku Materials a cash deposit of $10 million on or before August 20, 2008, as a prepayment for future product deliveries, and is required to pay an additional $45 million, as a prepayment for future product deliveries, in increments of $20 million and $25 million on or before December 20, 2008, and March 31, 2009, respectively. As security for Kinko’s $45 million prepayment obligation, Kinko is required to deliver to Hoku Materials a $20 million stand-by letter of credit, and a $25 million stand-by letter of credit on or before August 31, 2008, and December 31, 2008, respectively. If Kinko does not provide the $10 million cash deposit on or before August 20, 2008, then Hoku Materials may immediately terminate the Supply Agreement. If Kinko does not deliver the $20 million stand-by letter of credit or the $25 million stand-by letter of credit by the required time periods, as applicable, then Hoku Materials may immediately terminate the Supply Agreement and retain the $10 million initial cash deposit as liquidated damages.

The term of the Supply Agreement is ten years from the date of the first shipment in 2009. Each party, however, may terminate the Supply Agreement at an earlier date under certain circumstances, including, but not limited to, the bankruptcy, assignment for the benefit of creditors, liquidation or a material breach of the contract by the other party. Hoku Materials’s failure to commence shipments of polysilicon by December 31, 2009 constitutes a material breach by Hoku Materials under the terms of the Supply Agreement, among other circumstances. Kinko’s failure to pay the $10 million initial deposit, or provide either the $20 million or $25 million stand-by letter of credit by the required time periods, as applicable, constitutes a material breach of the contract by Kinko, among other circumstances. Upon Kinkos’ termination of the Supply Agreement as a result of the failure of Hoku Materials to deliver polysilicon in the amounts and by the dates required in the Supply Agreement, Hoku Materials is required to refund to Kinko 150% of the $55 million prepayment, less any part of the $55 million that has been applied to the purchase price of polysilicon delivered under the Supply Agreement. In most other cases, if Kinko terminates the Supply Agreement, then Hoku Materials is required to refund to Kinko the $55 million prepayment, less any part of the $55 million that has been applied to the purchase price of polysilicon delivered under the Supply Agreement.

Pursuant to the Supply Agreement, Hoku Materials has granted to Kinko a security interest in all of its tangible and intangible assets related to its polysilicon business to serve as collateral for Hoku Materials’s obligation to repay the $55 million deposit if the Supply Agreement is terminated by Kinko. Upon a termination of the Supply Agreement by Hoku Materials, Hoku Materials generally may retain the entire amount of the $55 million prepayment, less any part of the $55 million that has been applied to the purchase price of polysilicon delivered under the Supply Agreement, as liquidated damages.

The Supply Agreement will be filed with Hoku Scientific's Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2008.

Item 1.01. Entry into a Material Definitive Agreement.

Credit Facility with Bank of Hawaii

On July 25, 2008, Hoku Scientific, Inc., and Bank of Hawaii entered into a Credit Agreement and a Real Property Mortgage; Security Agreement; Assignment of Rents; Fixture Filing and Financing Statement, collectively the Credit Facility. The aggregate principal amount that may be borrowed by Hoku Scientific under the Credit Facility is $3.48 million, subject to completion of a third party appraisal of our real estate and improvements in Kapolei, Hawaii, or the Property. The maximum amount we may borrow under the Credit Facility shall be equal to sixty percent (60%) of the appraised value of the Property. As of July 30, 2008, we had borrowed $2.0 million against the Credit Facility, prior to completion of the third party appraisal, and we may borrow additional amounts after completion of the appraisal, up to the maximum allowable amount of $3.48 million, subject to the requirement in the Credit Facility of a minimum 60% loan-to-value ratio. The maturity date of the loans under the Credit Facility is January 25, 2009, and may be repaid earlier if we complete the sale of the Property prior to such date. On July 10, 2008, we accepted an offer, subject to certain closing conditions, from Operating Engineers Local Union No. 3 - District 17 - Hawaii, for the purchase and sale of the Property.

We plan to use the Credit Facility to finance, in part, expenses related to our polysilicon production facility in Idaho, and our solar systems installations business in Hawaii, and for working capital purposes.

Advances under the Credit Facility will bear interest, dependent upon our election at the time of the advance, at either: (1) a floating rate per annum equal to the primary index rate established from time to time by Bank of Hawaii or (2) a rate per annum equal to the sum of LIBOR for such LIBOR interest period plus 1.50%.

Advances under the Credit Facility are secured by a first mortgage on the Property; in addition, we are subject to certain financial and operational covenants.

The summary of the material terms of the Credit Facility set forth above is qualified in its entirety by reference to the Credit Agreement a copy of which is attached hereto as Exhibit 10.75; and the Real Property Mortgage; Security Agreement; Assignment of Rents; Fixture Filing and Financing Statement, a copy of which is attached hereto as Exhibit 10.76, each of which is and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.75	Credit Agreement, dated July 25, 2008, by and between Hoku Scientific, Inc. and Bank of Hawaii

10.76	Real Property Mortgage; Security Agreement; Assignment of Rents; Fixture Filing and Financing Statement, dated July 25, 2008, by and between Hoku Scientific, Inc. and Bank of Hawaii

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 30, 2008

Hoku Scientific, Inc.

By:	/s/ Dustin Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer